Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces First

Quarter 2016 Operating and Financial Results

HOUSTON—(Marketwired)—May 9, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating and financial results for the first quarter 2016.  Highlights include:

•            Total production of 5.1 million barrels of oil equivalent (“MMBoe”) during the first quarter 2016, up approximately 26% over the first quarter 2015

•            Average production of approximately 56,500 barrels of oil equivalent per day (“Boe/d”), which exceeded the high end of the Company’s guidance of 48,000 to 52,000 Boe/d for the first quarter 2016 by over 8.5%

•            Revenues of $79.8 million (approximately $133 million inclusive of hedge settlements) and Adjusted EBITDA (a non-GAAP financial measure) of $64.6 million

•            Total liquidity of approximately $662 million as of March 31, 2016, which consisted of $362 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million

•            Average drilling and completion costs during the first quarter 2016 of $3.3 million per well at Catarina and $3.4 million per well at Cotulla, with the Company’s best wells coming in at approximately $3.0 million per well in both areas

•            South-Central Catarina wells continue to exceed expectations, with average 30-day rates of greater than 1,300 Boe/d from all South-Central wells the Company has brought on-line to date

•            The Company has met its 50 well annual drilling commitment at Catarina for the period July 2015 through June 2016 and has banked 13 wells toward the 50 well annual drilling commitment for the period July 2016 through June 2017

•            The Carnero Pipeline, constructed by Sanchez Energy’s joint venture with a subsidiary of Targa Resources Corp. (NYSE: TRGP) (“Targa”), went in-service in March 2016 and now transports the majority of Catarina gas volumes

MANAGEMENT COMMENTS

“We are off to a strong start in 2016,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “As previously reported, we achieved excellent production results in the first quarter 2016, exceeding the high end of our guidance by over 8.5%.  Process improvements and efficiency gains continue to drive our performance, with several wells coming in at a cost of approximately $3.0 million.  This combination of lower costs and strong production has allowed us to achieve positive returns on our capital program, even in today’s challenging commodity price environment, which provides us with a key competitive advantage in responding to current industry conditions.”

“During the first quarter 2016, our development focus remained on Catarina and further delineation of the South-Central region of the lease.  Development results in this area continue to meet or exceed our expectations, with 11 additional wells brought on-line in South-Central Catarina during the quarter.  The 15 total wells brought on-line as of March 31, 2016 in South-Central Catarina have averaged 30-day production rates of greater than 1,300 Boe/d.  Since March 31, 2016, we have also brought the E15 pad on-line, which is a 5-well pad that appraises the area between Western and South-Central Catarina.  Initial production and pressure results from the E15 pad exceeded expectations and are in line with recent results in South-Central Catarina.  The extension of the fairway between our two most productive regions of Catarina expands an already significant growth of inventory in South-Central Catarina.”

“As a result of design and process improvements, we are currently averaging 8 days spud to total depth at Catarina and 6 days at Cotulla. As a testament to the continued optimization, one of our most recent wells was drilled with a spud to total depth time of 4.35 days at a cost of $66 per foot including production casing.  In addition to having already met our drilling commitments at Catarina for the period July 2015 through June 2016, as of March 31, 2016, we have banked 13 wells toward our 50 well annual drilling commitment for the period July 2016 through June 2017.  We anticipate that our two rig drilling program at Catarina will drop to one rig by mid-year 2016, at which time we anticipate a bank of approximately 20 wells toward our next annual drilling commitment, which runs from July 2016 through June 2017.  This provides us with considerable financial flexibility as we execute our 2016 program and plan for future development and other opportunities that may emerge as a result of distress in the industry.”

“With respect to our midstream strategy, the Carnero Pipeline, constructed by the Targa joint venture, went in-service in March 2016 and now transports the majority of our Catarina gas volumes.  The joint venture continues construction of a new cryogenic natural gas processing plant in La Salle County, Texas.  Once complete, the project is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits to Sanchez Energy.”

“Based on the strong showing in the first quarter 2016, we reiterate our 2016 upstream capital spending guidance of $200 million to $250 million.  Our 2016 capital budget is expected to maintain production consistent with 2015 levels, with approximately 70% of the capital expected to be incurred in the first half of the year.”

OPERATIONS UPDATE

The Company’s Eagle Ford development plan remains primarily focused on Catarina, where the Company is currently running two rigs and expects to reduce activity to one rig by the end of the second quarter 2016.  First quarter 2016 development activity was primarily focused in South-Central Catarina, where the Company has realized some of the best production results on the lease.  South-Central Catarina well results continue to trend above expectations and are currently tracking estimated ultimate recoveries (“EURs”) of approximately 1,100 thousand barrels of oil equivalent (“MBoe”).  The Company has met its 50 well annual drilling commitment at Catarina for the period July 2015 through June 2016 and, as of March 31, 2016, has banked 13 wells toward the 50 well annual drilling commitment for the period July 2016 through June 2017.

Drilling and completion costs in the first quarter 2016 averaged approximately $3.3 million per well at Catarina and $3.4 million per well at Cotulla, with the Company’s best wells coming in at approximately $3.0 million per well in both areas.  Nearly all of the Company’s recent well cost reductions are attributable to process and design improvements, which have resulted in reductions in drill time.  The Company’s well cost reductions are expected to be sustainable, even in a rising commodity price environment.

As of March 31, 2016, the Company had 640 gross (522 net) producing wells with 17 gross (15.5 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	298	11
Marquis	103	—
Cotulla / Wycross	149	3
Palmetto	76	3
TMS / Other	14	—
Total	640	17

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the first quarter 2016 consisted of approximately 32% oil, 33% natural gas liquids (“NGLs”), and 35% natural gas.  By asset area, Catarina, Marquis, Cotulla, and Palmetto/Other comprised approximately 81%, 6%, 10%, and 3%, respectively, of the Company’s total first quarter 2016 production volumes.

Revenue, inclusive of realized hedge gains, for the three months ended March 31, 2016 totaled approximately $133 million, a decrease of just 5% when compared to the same period a year ago.  The effect of the decrease in commodity prices was partially offset by higher production due to better well performance and efficiency gains across the portfolio.

Production, average sales prices, and operating costs and expenses per Boe for the first quarter 2016 are summarized in the tables that follow:

	Three Months Ended
	March 31,
	2016	2015
Net Production:
Oil (MBbl)	1,639	1,784
Natural gas liquids (MBbl)	1,689	1,121
Natural gas (MMcf)	10,895	6,992
Total oil equivalent (MBoe)	5,144	4,070

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$26.04	$42.35
Natural gas liquids ($ per Bbl)	8.91	12.36
Natural gas ($ per Mcf)	2.03	3.03
Oil equivalent ($ per Boe)	$15.52	$27.18

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$52.71	$57.33
Natural gas liquids ($ per Bbl)	8.91	12.36
Natural gas ($ per Mcf)	2.89	3.41
Oil equivalent ($ per Boe)	$25.85	$34.39

Average unit costs per Boe:
Oil and natural gas production expenses	$8.69	$8.39
Production and ad valorem taxes	$0.77	$2.13
General and administrative (3)	$3.14	$3.39
Depreciation, depletion, amortization and accretion	$9.13	$25.22
Impairment of oil and natural gas properties	$4.29	$108.46

(1) Excludes the impact of derivative instrument settlements.

(2) Includes the impact of derivative instrument settlements.

(3) Excludes stock based compensation.

2016 GUIDANCE

The Company reiterated its 2016 upstream capital spending guidance of $200 million to $250 million, with approximately 70% of the capital expected to be incurred in the first half of the year.  At this level of capital spending, the Company anticipates it will be able to maintain production consistent with 2015 levels.  Additional detail concerning the Company’s capital program can be found in the investor presentation available in the Investors section of the Company’s website, provided below.

First quarter 2016 results and second quarter and full year 2016 guidance are summarized in the table that follows:

	Actuals	Guidance
	1Q 2016	2Q 2016	FY 2016
Production Volumes:
Oil (Bbls/d)	18,011	16,667 - 17,333	16,000 - 17,333
NGLs (Bbls/d)	18,560	16,667 - 17,333	16,000 - 17,333
Natural Gas (Mcf/d)	119,725	100,000 - 104,000	96,000 - 104,000
Barrel of Oil Equivalent (Boe/d)	56,526	50,000 - 52,000	48,000 - 52,000

Operating Costs & Expenses :
Cash Production Expense ($/Boe)(1)	$9.41	$8.75 - $9.75	$8.75 - $9.75
Non-Cash Production Expense ($/Boe)	$0.72	$0.80 - $0.90	$0.80 - $0.90
Production & Ad Valorem Taxes (% of O&G Revenue)	5%	5% - 6%	5% - 6%
Cash G&A ($/Boe)(2)	$3.14	$2.75 - $3.25	$2.75 - $3.25
DD&A Expense ($/Boe)	$9.13
Interest Expense ($MM)	$31.6	$30	$120
Preferred Dividend ($MM)	$4.0	$4	$16

(1) Cash Production Expense guidance only relates to production expenses reported on the cash flow statement and does not include the effect from the deferred gain related to the Western Catarina Midstream Divestiture.

(2) Excludes stock based compensation.

CAPITAL EXPENDITURES

Capital expenditures incurred during the first quarter 2016 related to upstream activities, including accruals, totaled approximately $91.4 million.  With respect to midstream activities, the Company incurred approximately $5.2 million of capital expenditures in the first quarter 2016 related to the Targa joint venture.  The Company expects capital expenditures totaling approximately $60 million during the remainder of 2016 related to the Targa joint venture.

FINANCIAL RESULTS

The Company reported Adjusted EBITDA of $64.6 million and Adjusted Net Income (Loss) of ($17.6) million for the first quarter 2016, which compares to Adjusted Net Income (Loss) of $(55.2) million reported in the first quarter 2015.  Adjusted EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $(69.8) million for the first quarter 2016, which includes a non-cash after tax impairment charge of $22.1 million and a non-cash mark-to-market loss on the value of the Company’s hedge portfolio of $30.4 million.

HEDGING UPDATE

In April 2016, the Company entered into swaps to hedge 1,000 Bbl/d of oil in 2017 at a fixed price of $50.00/Bbl and 10,000 MMBtu/d of natural gas in 2018 at a fixed price of $3.00/MMBtu.  The Company’s counterparty on the swaps has the right, under certain circumstances, to expand the hedges to cover an additional 1,000 Bbl/d of oil in 2017 and an additional 10,000 MMBtu/d of natural gas in 2018 at the same fixed prices.  In May 2016, the Company entered into an additional swap to hedge 10,000 MMBtu/d of natural gas in 2018 at a fixed price of $3.00/MMBtu. This brings the Company’s current total hedged position to 18,000 Bbls/d of oil and 99,154 MMbtu/d of natural gas in 2016, 1,000 to 2,000 Bbls/d of oil and 76,562 MMbtu/d of natural gas in 2017, and 20,000 to 30,000 MMbtu/d of natural gas in 2018.

LIQUIDITY AND CREDIT FACILITY

The Company had liquidity of approximately $662 million as of March 31, 2016, which consisted of $362 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million and a borrowing base of $350 million.  The Company’s elected commitment amount on the bank credit facility is expected to remain at $300 million until the next semi-annual redetermination of the borrowing base by the lenders, which is anticipated in the fourth quarter 2016.

SHARE COUNT

As of March 31, 2016, the Company had 64.3 million total common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of March 31, 2016 would have been 76.8 million.  For the three months ended March 31, 2016, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders and adjusted net income (loss) per common share, basic and diluted, which are determined in accordance with GAAP, was 58.1 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Monday, May 9, 2016, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com or via webcast, both live and rebroadcast, over the internet at: http://edge.media-server.com/m/p/dwmsgbao/lan/en.

UPDATED INVESTOR PRESENTATION

An updated investor presentation has been uploaded to the Investors section of the Company’s website, provided below.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, revenues, well cost reductions, operational and commercial benefits of the Targa joint venture, capital expenditures regarding the Targa joint venture, our strategy and plans, our view of the market, our well drilling plans, and our capital plans for the remainder of 2016 and beyond.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Garrick (Rick) Hill
Interim Chief Financial Officer

(877) 847-0009

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
REVENUES:
Oil sales	$42,682	$75,524
Natural gas liquid sales	15,045	13,853
Natural gas sales	22,089	21,216
Total revenues	79,816	110,593
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	44,693	34,163
Production and ad valorem taxes	3,943	8,670
Depreciation, depletion, amortization and accretion	46,965	102,657
Impairment of oil and natural gas properties	22,084	441,450
General and administrative (inclusive of stock-based compensation expense of $3,344 and $7,694, respectively, for the three months ended March 31, 2016 and 2015)	19,480	21,477
Total operating costs and expenses	137,165	608,417
Operating loss	(57,349)	(497,824)
Other income (expense):
Interest income and other expense	(88)	(1,824)
Interest expense	(31,606)	(31,558)
Earnings from equity investments	512	—
Net gains on commodity derivatives	22,757	41,303
Total other income (expense)	(8,425)	7,921
Income (loss) before income taxes	(65,774)	(489,903)
Income tax expense	—	7,442
Net loss	(65,774)	(497,345)
Less:
Preferred stock dividends	(3,987)	(3,991)
Net income allocable to participating securities	—	—
Net income allocable to participating securities	—	—
Net loss attributable to common stockholders	$(69,761)	$(501,336)

Net loss per common share - basic and diluted	$(1.20)	$(8.83)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic and diluted	58,099	56,805

SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$362,221	$435,048
Oil and natural gas receivables	33,596	30,668
Joint interest billings receivables	547	1,259
Accounts receivable - related entities	3,636	3,697
Fair value of derivative instruments	136,479	172,494
Deferred tax asset	—	—
Other current assets	22,043	23,452
Total current assets	558,522	666,618
Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	281,106	253,529
Proved oil and natural gas properties	2,978,732	2,914,867
Total oil and natural gas properties	3,259,838	3,168,396
Less: Accumulated depreciation, depletion, amortization and impairment	(2,480,381)	(2,412,293)
Total oil and natural gas properties, net	779,457	756,103

Other assets:
Debt issuance costs, net	125	—
Fair value of derivative instruments	5,299	5,789
Deferred tax asset	—	—
Investments	55,721	49,985
Other assets	22,079	22,809
Total assets	$1,421,203	$1,501,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,600	$4,184
Accounts payable - related entities	—	—
Other payables	1,599	2,004
Accrued liabilities:
Capital expenditures	57,580	51,983
Other	60,570	69,974
Deferred premium liability	20,523	24,548
Fair value of derivative instruments	—	—
Deferred tax liability	—	—
Other current liabilities	14,921	14,813
Total current liabilities	156,793	167,506
Long term debt
Long term debt, net of premium, discount and debt issuance costs	1,706,367	1,705,927
Asset retirement obligations	26,467	25,907
Deferred tax liability	—	—
Deferred premium liability	—	—
Fair value of derivative instruments	—	—
Other liabilities	54,699	58,133
Total liabilities	1,944,326	1,957,473
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of March 31, 2016 and December 31, 2015 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of March 31, 2016 and December 31, 2015 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 64,296,945 and 61,928,089 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	646	619
Additional paid-in capital	1,082,293	1,079,513
Accumulated deficit	(1,606,115)	(1,536,354)
Total stockholders’ deficit	(523,123)	(456,169)
Total liabilities and stockholders’ deficit	$1,421,203	$1,501,304

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted EBITDA

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(65,774)	$(497,345)
Plus:
Interest expense	31,606	31,558
Net gains on commodity derivative contracts	(22,757)	(41,303)
Net settlements received on commodity derivative contracts (1)	53,159	29,355
Depreciation, depletion, amortization and accretion	46,965	102,657
Impairment of oil and natural gas properties	22,084	441,450
Stock-based compensation expense	3,344	7,694
Write off of joint venture receivable, non-recurring	—	2,251
Income tax expense	—	7,442
Less:
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—
Interest income	(326)	(93)
Adjusted EBITDA	$64,598	$83,666

(1) This amount includes premiums accrued but not paid as of the end of the period.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Net Income

	Three Months Ended March 31,
	2016	2015
Net loss	$(65,774)	$(497,345)
Less: Preferred stock dividends	(3,987)	(3,991)
Net loss attributable to common shares and participating securities	(69,761)	(501,336)
Plus:
Non-cash preferred stock dividends associated with conversion	—	—
Non-cash write off of joint venture receivables	—	2,251
Net gains on commodity derivatives contracts	(22,757)	(41,303)
Net settlements received (paid) on commodity derivative contracts (1)	53,159	29,355
Premiums on commodity derivative contracts (1)	—	—
Impairment of oil and natural gas properties	22,084	441,450
Stock-based compensation expense	3,344	7,694
Acquisition and divestiture costs included in general and administrative	—	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—
Tax impact of adjustments to net income (loss) (2)	—	6,642
Adjusted net income (loss)	(17,634)	(55,247)
Adjusted net income allocable to participating securities (3)	—	—
Adjusted net income (loss) attributable to common stockholders	$(17,634)	$(55,247)

Adjusted net income (loss) per common share - basic and diluted (4)(5)	$(0.30)	$(0.97)

Weighted average number of unrestricted outstanding common shares to calculate adjusted net income (loss) per common share - basic and diluted	58,099	56,805

(1) This amount includes premiums accrued but not paid as of the end of the period.

(2) The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to adjusted net income (loss).

(3) The Company’s restricted shares of common stock are participating securities.

(4) The three months ended March 31, 2016 excludes 685,597 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(5) The three months ended March 31, 2015 excludes 1,556,115 shares of weighted average restricted stock and 12,530,695 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.